Exhibit 99.1

Innovative Solutions & Support, Inc. Announces First Quarter
Fiscal 2020 Financial Results

Exton, PA. – February 5, 2020– Innovative Solutions & Support, Inc. (“IS&S” or the “Company”) (NASDAQ: ISSC) today announced its financial results for the first quarter of fiscal 2020 ended December 31, 2019.

For the first quarter of fiscal 2020, the Company reported net sales of $4.5 million compared to net sales of $4.0 million in the first quarter a year ago. The Company reported net income of $328,000, or $0.02 per share, in the first quarter, compared to net income of $139,000, or $0.01 per share, in the first quarter of fiscal 2019.

Other notable recent accomplishments include:

•	The signing of a multi-year agreement with an aircraft manufacturer to supply the recently certified ThrustSense® auto-throttle as standard equipment on new aircraft production.
•	The Federal Aviation Administration (FAA) awarded a first-of-its-kind Supplemental Type Certificate (STC) for protection against one-engine-inoperative (OEI) catastrophic loss-of-control accidents.

Geoffrey Hedrick, Chairman and Chief Executive Officer of IS&S, said, “The results for the first quarter of fiscal 2020 continue to reflect steady improvement in our financial performance as well as success qualifying new products and winning new orders. Shahram Askarpour and I will be available for questions after the formal portion of the earnings call is concluded.”

At December 31, 2019, the Company had $22.2 million of cash on hand, little changed from fiscal year end September 30, 2019.

New orders in the first quarter of fiscal 2020 were $4.9 million and backlog as of December 31, 2019 was $6.3 million, a 47% increase from backlog of $4.3 million a year ago. Backlog excludes potential future sole-source production orders from the Pilatus PC-24, and the KC-46A programs, both of which the Company expects to remain in production for a decade. The Company expects that these contracts will add to production sales already in backlog.

Conference Call

The Company will be hosting a conference call on Thursday, February 6, 2020 at 10:00 a.m. ET to discuss these results, its business outlook and product development. Please use the following dial in number to register your name and company affiliation for the conference call: 877-270-2148. No conference ID is required. The call will also be carried live on the Investor Relations page of the Company website at www.innovative-ss.com.

About Innovative Solutions & Support, Inc.

Headquartered in Exton, Pa., Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator that designs and manufactures flight guidance and cockpit display systems for Original Equipment Manufacturers (OEMs) and retrofit applications. The company supplies integrated Flight Management Systems (FMS), auto-throttle systems and advanced GPS receivers for precision low carbon footprint navigation.

Certain matters contained herein that are not descriptions of historical facts are “forward-looking” (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Innovative Solutions and Support, Inc.

Consolidated Balance Sheets

	December 31,	September 30,
	2019	2019
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$22,158,756	$22,416,830
Accounts receivable, net	2,976,749	2,348,537
Contract asset	-	80,182
Inventories	4,672,463	4,470,694
Prepaid expenses and other current assets	686,614	642,049
Total current assets	30,494,582	29,958,292
Property and equipment, net	8,365,477	8,444,692
Other assets	255,226	154,041
Total assets	$39,115,285	$38,557,025

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$977,636	$1,079,073
Accrued expenses	1,414,045	1,110,918
Contract liability	33,586	29,231
Total current liabilities	2,425,267	2,219,222
Non-current deferred income taxes	129,651	129,651
Other liabilities	24,307	-
Total liabilities	2,579,225	2,348,873
Commitments and contingencies
Shareholders' equity
Preferred stock, 10,000,000 shares authorized, $.001 par value, of which 200,000 shares are authorized as Class A Convertible stock. No shares issued and outstanding at December 31, 2019 and September 30, 2019	$-	$-
Common stock, $.001 par value: 75,000,000 shares authorized, 19,005,487 issued at December 31, 2019 and September 30, 2019	19,006	19,006
Additional paid-in capital	51,987,096	51,987,096
Retained earnings	5,898,495	5,570,587
Treasury stock, at cost, 2,096,451 shares at December 31, 2019 and September 30, 2019	(21,368,537)	(21,368,537)
Total shareholders' equity	36,536,060	36,208,152
Total liabilities and shareholders' equity	$39,115,285	$38,557,025

Innovative Solutions and Support, Inc.

Consolidated Statements of Operations

(unaudited)

	Three months ended
	December 31,
	2019	2018
Net sales	$4,511,428	$3,977,650

Cost of sales	1,909,781	1,811,847

Gross profit	2,601,647	2,165,803

Operating expenses:
Research and development	666,615	596,372
Selling, general and administrative	1,703,274	1,473,416
Total operating expenses	2,369,889	2,069,788

Operating income	231,758	96,015

Interest income	78,870	21,552
Other income	17,280	21,854
Income before income taxes	327,908	139,421

Income tax expense	-	-

Net income	$327,908	$139,421

Net income per common share:
Basic	$0.02	$0.01
Diluted	$0.02	$0.01

Weighted average shares outstanding:
Basic	16,909,036	16,840,599
Diluted	17,081,578	16,840,599